Exhibit 10.4

First Series Stock Acquisition Rights Allotment Agreement

HeartCore Enterprise, Inc. (hereinafter the “Holder”) and Koei Group Co., Ltd. (hereinafter the “Issuer”) enter into this First Series Stock Acquisition Rights Allotment Agreement (hereinafter the “Agreement”) on September 17, 2025 (hereinafter the “Effective Date”) with respect to the allotment of stock acquisition rights by the Issuer to the Holder, as set forth below.

This Agreement supersedes Appendix 3 (“Appendix 3”) of the service agreement (hereinafter the “Service Agreement”) entered into between the Holder and the Issuer on April 11, 2024, and is executed as a replacement thereof.

Furthermore, with respect to the rights referred to as the “Warrant” in Section 5.(a)(ii) of the Service Agreement, this Agreement specifies and defines such rights as stock acquisition rights under the Companies Act of Japan.

For the avoidance of doubt, in filings with or disclosures to U.S. securities regulators (including the U.S. Securities and Exchange Commission) and similar bodies, these stock acquisition rights may, for ease of communication to investors, be referred to as “Warrants”; however, their legal nature is that of stock acquisition rights under Japanese law.

1.	Allotment of Stock Acquisition Rights

1.	The Issuer shall, pursuant to this Agreement and the special resolution of its shareholders’ meeting dated September 17, 2025 (hereinafter the “Resolution”), allot to the Holder on September 22, 2025, the First Series of Stock Acquisition Rights (hereinafter the “Stock Acquisition Rights”) to be issued in accordance with the separate “Terms of Issuance of Stock Acquisition Rights” (hereinafter the “Terms”).

The number of Stock Acquisition Rights shall be the number obtained by multiplying 2.0% by the total number of the Issuer’s issued common shares (including potential shares; hereinafter the “Total Shares”) as of the allotment.

2.	The amount payable per share to be delivered upon exercise of the Stock Acquisition Rights and all other details of the Stock Acquisition Rights shall be as set forth in the Terms (including any amendments thereto, if amended), and all provisions of the Terms shall constitute an integral part of this Agreement.

3.	The bank handling payments related to the Stock Acquisition Rights shall be as follows:

Bank / Branch: Resona Bank, Tsunashima Branch

Account Type: Ordinary

Account Number:

Account Name: Koei Group Co., Ltd.

2.	Method of Exercise

1.	The method and effect of exercising the Stock Acquisition Rights shall be in accordance with the Terms and this Agreement.

2.	To exercise, the Holder shall pay in cash to the bank account designated by the Issuer, by the date specified by the Issuer, an amount equal to the value of property to be contributed per right multiplied by the number of rights exercised, and shall submit the Issuer-prescribed exercise request and required documents.

3.	Waiver

If the Holder submits the Issuer’s prescribed written notice of waiver of all or part of the Stock Acquisition Rights, the waived portion can no longer be exercised.

4.	Compliance with Laws and Internal Rules

Delivery of shares upon exercise (including issuance, transfer or assignment) shall not violate the matters prescribed in Article 238(1) of the Companies Act. The Holder shall comply with the Companies Act, Financial Instruments and Exchange Act, tax laws, and all other domestic and foreign laws in connection with exercise, disposition, and related transactions.

5.	Taxes and Expenses

1.	The Holder shall bear and pay, at its own cost and responsibility, all income taxes and other domestic and foreign taxes arising from exercise or disposition of shares obtained through exercise.

2.	Except as otherwise provided, each party shall bear its own costs related to negotiation, execution, and matters contemplated herein.

6.	Confidentiality

1.	Both parties shall use all non-public information disclosed in relation to this Agreement (“Confidential Information”) solely for the purposes of this Agreement and shall not disclose it to third parties without prior written consent, except to officers, employees, advisors, or agents under equivalent confidentiality obligations, or to securities exchanges/regulators as necessary for listing.

2.	Information already public, lawfully obtained from a third party, independently developed, etc., is excluded.

3.	Disclosure required by law, regulation, or governmental order is permitted with prior notice to the other party where practicable.

7.	Exclusion of Anti-Social Forces

Each party represents and warrants that neither it nor its officers/employees is, or has been within five years, an organized crime group member or related entity, and covenants not to have or form such relationships or engage in violent or unlawful demands, threats, defamation, or similar acts. If breached, the other party may terminate this Agreement immediately without notice.

8.	Indemnification

Each party shall indemnify the other for damages, losses, or expenses (including lost profits and reasonable attorney fees) arising from breach of its obligations hereunder, limited to damages ordinarily foreseeable.

9.	Amendments

1.	If any provision hereof conflicts with current or amended laws, the Issuer may revise the necessary provisions upon notice.

2.	If the Holder breaches obligations, it shall negotiate in good faith regarding reduction of rights to be exercised.

3.	In the event of a reorganization as defined in the Terms, the Issuer’s position hereunder shall be succeeded by the reorganized company, and the rights delivered shall be deemed Stock Acquisition Rights under this Agreement.

10.	Termination

The Issuer may terminate all or part of this Agreement if the Holder violates its terms and fails to cure after notice.

11.	Term

This Agreement becomes effective on the Effective Date and remains in force while the Stock Acquisition Rights exist. Provisions applicable to shares issued upon exercise survive their extinction, and Articles 6, 8, and 11–13 survive termination.

12.	Severability

If any provision is held invalid or unenforceable, the remaining provisions remain fully effective, and the parties shall endeavor to amend the invalid portion to validly reflect their intent.

13.	Governing Law and Jurisdiction

This Agreement is governed by and construed under Japanese law. Any disputes shall first be resolved through good-faith negotiation and, if unresolved, shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

14.	Matters Not Provided

Any matters not provided herein shall be determined through good-faith consultation between the parties.

15.	Post-Exercise Sale Restrictions

1.	The Holder shall comply with the lock-up restrictions (including any extensions thereof) imposed under the underwriting agreement to be executed between the Issuer and the underwriters in connection with the Issuer’s initial public offering, and agrees to be bound by such lock-up restrictions as if the Holder were a party to said underwriting agreement.

2.	With respect to the shares acquired upon exercise of the Stock Acquisition Rights, the Holder agrees to the following phased restrictions after the Issuer’s initial public offering. During the lock-up period, the restrictions of the preceding paragraph shall apply. After the lock-up restrictions are lifted, the Holder shall not sell, in a single transaction, more than twenty percent (20%) of the total number of shares acquired through the exercise of the Stock Acquisition Rights, and shall observe an interval of at least three (3) months between each sale. Any such sale shall be conducted in compliance with all laws and regulations applicable to the Issuer’s initial public offering and with full consideration of the potential impact on the market.

3.	If the Holder intends to sell shares in accordance with the preceding paragraphs, the Holder shall give the Issuer prior written notice. If, upon such notice, the Issuer informs the Holder of its desire to repurchase the shares, the Issuer shall have the right, prior to any market sale or other transfer, to repurchase such shares from the Holder with priority. The terms and conditions of such repurchase, including the repurchase price, shall be determined through consultation between the Issuer and the Holder.

16.	Invalidity if IPO Not Completed

If the Issuer’s initial public offering (“IPO”) is not completed, the Issuer may declare this Agreement null and void and the Stock Acquisition Rights shall lapse automatically.

Notwithstanding such termination, the provisions of Articles 6 (Confidentiality), 7 (Exclusion of Anti-Social Forces), 8 (Indemnification), 11 (Term), 12 (Severability), and 13 (Governing Law and Jurisdiction) shall survive and remain in full force and effect.

Executed in duplicate on September 17, 2025.

Issuer: Koei Group Co., Ltd. Shinagawa Grand Central Tower, 2-16-3 Konan, Minato-ku, Tokyo Representative Director: Mamoru Iwamoto By: /s/ Mamoru Iwamoto

Holder: HeartCore Enterprise, Inc. 848 Jordan Ave. Apt G, Los Altos, CA 94022 Director: Sumitaka Yamamoto By: /s/ Sumitaka Yamamoto

Attachment

Koei Group Co., Ltd. – Terms of Issuance of First Series Stock Acquisition Rights

1.	Name of Stock Acquisition Rights

First Series Stock Acquisition Rights (hereinafter the “Stock Acquisition Rights”).

2.	Number of Stock Acquisition Rights

A number equal to 2.0 percent of the total number of the Company’s issued common shares (including potential shares) (hereinafter the “Total Shares”).

3.	Allotment Date of Stock Acquisition Rights

September 22, 2025.

4.	Amount of Money Payable in Exchange for the Stock Acquisition Rights

No payment of money shall be required in exchange for the Stock Acquisition Rights.

5.	Details of the Stock Acquisition Rights

(1) Type and Number of Shares Underlying Each Stock Acquisition Right and Method of Calculation

The type of shares underlying each Stock Acquisition Right shall be the Company’s common stock, and the number of shares deliverable upon exercise of each Stock Acquisition Right (hereinafter the “Allotted Shares”) shall be one (1) share of the Company’s common stock.

However, if the Company’s common stock (including depositary shares) is first listed on a financial instruments exchange established under U.S. law, the Allotted Shares shall be reasonably adjusted so that the total number of shares underlying all Stock Acquisition Rights will equal 2.0 percent of the Total Shares as of the day immediately preceding such listing date (hereinafter the “Listing Date”).

In the event that fractions of less than one share arise, such fractional shares shall be rounded down to the nearest whole share and no cash adjustment shall be made.

If, after the Allotment Date, the Company conducts a stock split of its common stock (including a free allotment of shares; hereinafter “stock split”) or a reverse stock split, the Allotted Shares shall be adjusted according to the following formula. Fractions of less than one share resulting from such adjustment shall be rounded down, and for any such fractional share the Company shall pay an amount equal to the product of the fraction and the higher of the opening or closing price of the Company’s common stock on the Listing Date. All fees and expenses incurred in such payment shall be borne by the Company.

Adjusted Allotted Shares

＝ Pre-adjustment Allotted Shares × ratio of stock split or reverse stock split

In addition, if, after the Allotment Date, the Company conducts a merger, corporate split, or reduction of stated capital (except a free reduction of capital) or in other similar cases where adjustment of the Allotted Shares is necessary, the Company may make appropriate adjustments to the Allotted Shares within a reasonable scope. Such adjustments apply only to the Allotted Shares of Stock Acquisition Rights that have not been exercised at the time of the adjustment.

(2)	Value or Method of Calculation of Property to Be Contributed upon Exercise

The property to be contributed upon exercise of the Stock Acquisition Rights shall be cash, and its value shall be the amount obtained by multiplying the payment amount per share to be delivered upon exercise (hereinafter the “Exercise Price”) by the number of Allotted Shares. The initial Exercise Price shall be one (1) yen per share.

If, after the Allotment Date, the Company conducts a stock split or a reverse stock split of its common stock, the Exercise Price shall be adjusted according to the following formula, and any fraction of less than one yen resulting from the adjustment shall be rounded up.

Adjusted Exercise Price

＝ Pre-adjustment Exercise Price × 1 ÷ ratio of stock split or reverse stock split

If, after the Allotment Date, the Company issues new shares or disposes of treasury shares of its common stock at a price below the Exercise Price (excluding issuance of new shares or disposition of treasury shares upon exercise of stock acquisition rights, delivery of common stock in exchange for acquisition of shares with acquisition clauses or acquisition-right-attached shares issued by the Company, or transfer of treasury shares through a share exchange), the adjusted Exercise Price shall be the paid-in amount or disposal price for such issuance or disposition as of the payment date (or, if a payment period is set, the last day thereof).

(3)	Exercise Period of the Stock Acquisition Rights

From October 1, 2025 to September 30, 2035.

If the final day of the exercise period is a bank holiday, the immediately preceding business day shall be the final day.

(4)	Increase in Capital and Capital Reserve upon Exercise

① When common stock is issued upon exercise of the Stock Acquisition Rights, the amount of capital to be increased shall be one-half of the maximum increase amount calculated pursuant to Article 17, Paragraph 1 of the Company Accounting Rules. Any fraction of less than one yen shall be rounded up.

② The amount of capital reserve to be increased upon such issuance shall be the amount obtained by subtracting the amount of capital increase set forth in ① above from the maximum increase amount of capital, etc., as calculated under the same provision.

(5)	Restriction on Acquisition of Stock Acquisition Rights by Transfer

Acquisition of the Stock Acquisition Rights by transfer shall require approval by a resolution of the Company’s Board of Directors.

(6)	Conditions for Exercise of the Stock Acquisition Rights

The number of shares delivered upon exercise of one or more Stock Acquisition Rights must be an integer; any fraction of less than one share shall be discarded and no share shall be allotted for such fraction, and no cash adjustment shall be made for the discarded fraction.

Holders may not exercise the Stock Acquisition Rights until the Company’s shares (including depositary shares) are listed on a financial instruments exchange established under U.S. law.

6.	Treatment of Stock Acquisition Rights in the Event of a Corporate Reorganization

If the Company engages in a merger (limited to cases where the Company ceases to exist due to the merger), absorption-type company split, incorporation-type company split, share exchange, or share transfer (collectively, a “Reorganization”), the Company shall, on the effective date of the Reorganization, deliver to each holder of Stock Acquisition Rights the stock acquisition rights of the relevant reorganized company (the “Reorganized Company”) as set forth in Article 236, Paragraph 1, Item 8(a)–(e) of the Companies Act, subject to the following conditions, provided that the relevant absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement, or share transfer plan so provides:

(1) Number of Stock Acquisition Rights to Be Delivered

A number equal to the number of Stock Acquisition Rights held by each holder.

(2) Type of Shares Underlying the Reorganized Company’s Stock Acquisition Rights

Common stock of the Reorganized Company.

(3) Number of Shares Underlying the Reorganized Company’s Stock Acquisition Rights

Determined with reference to the conditions of the Reorganization and in accordance with Section 5(1) above.

(4) Value of Property to Be Contributed upon Exercise

Determined by adjusting the Exercise Price as set forth in Section 5(2) above to reflect the Reorganization terms, multiplied by the number of shares underlying such stock acquisition rights as determined in (3) above.

(5) Exercise Period

From the later of (i) the commencement date of the exercise period specified in Section 5(3) above or (ii) the effective date of the Reorganization, until the final day of the exercise period specified in Section 5(3).

(6) Increase in Capital and Capital Reserve upon Exercise

Determined in accordance with Section 5(4) above.

(7) Restriction on Acquisition by Transfer

Acquisition of such stock acquisition rights by transfer shall require approval by a resolution of the board of directors of the Reorganized Company (or, if the Reorganized Company is not a company with a board of directors, approval by a resolution of its shareholders’ meeting).

(8) Other Conditions for Exercise

Determined in accordance with Section 5(6) above.

(9) Other Conditions

As determined by the Reorganized Company.

7. Stock Acquisition Right Certificates

The Company shall not issue certificates for the Stock Acquisition Rights.

8. Method and Place for Submitting Exercise Requests

(1) Exercise of the Stock Acquisition Rights shall be effected by submitting to the place designated by the Company for acceptance of exercise requests a stock acquisition right exercise request form prescribed by the Company, stating the details and number of the Stock Acquisition Rights to be exercised, the intended exercise date, the holder’s address, and other required information, and affixing the holder’s name and seal (or, in the case of a foreign national where signature is customary, by signature in lieu of seal), together with all other required documents.

(2) In addition to submitting the exercise request form set forth in the preceding item, the holder shall pay in full, in cash, to the bank account specified by the Company at the payment handling location designated by the Company (the “Designated Account”) the total amount of money to be contributed upon exercise (the “Payment Amount”).

9. Effective Date of Exercise Request

The exercise request shall become effective on the date specified as the exercise date in the exercise request form, provided that all required documents have been received at the place of acceptance of exercise requests and the Payment Amount has been deposited into the Designated Account.

However, if either the arrival of the exercise request form at the acceptance place or the deposit of the Payment Amount into the Designated Account occurs on or after the day following the date specified in the exercise request form as the exercise date, the exercise shall become effective on the later of the date of arrival of the request form or the date of such deposit, and the Company may note this on the exercise request form.